UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

RENTECH, INC.

(Exact name of registrant as specified in its charter)

Colorado	84-0957421
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

10877 Wilshire Boulevard, 10th Floor Los Angeles, California 90024 (310) 571-9800
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: N/A (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Explanatory Note

This amendment no. 2 to registration statement on Form 8-A/A is filed with the Securities and Exchange Commission (the “Commission”) in connection with the completion on August 20, 2015 of Rentech, Inc.’s (the “Registrant”) one-for-ten reverse stock split (the “Reverse Split”) of its issued and outstanding shares of common stock (the “Common Stock”), together with a corresponding and proportionate reduction in the total number of shares of the Registrant’s authorized Common Stock.

Item 1. Description of Registrant’s Securities to be Registered.

Item 1 of the Form 8-A filed by the Registrant on August 5, 2011, as amended by Amendment No. 1 to the Registration Statement on Form 8-A/A filed by the Registrant on August 1, 2014, the text of which as so amended is incorporated herein by reference, is hereby further amended as follows:

In accordance with the Tax Benefit Preservation Plan, dated as of August 5, 2011, and as amended as of August 1, 2014 (the “Rights Plan”), between the Registrant and Computershare Trust Company, N.A., as Rights Agent (“Computershare”), each share of Common Stock outstanding prior to the Reverse Split was accompanied by one right (each, a “Right”) to purchase from the Registrant one ten-thousandth of a share of the Registrant’s Series D Junior Participating Preferred Stock, par value $10.00 per share (the “Series D Preferred Stock”), at a price of $3.75 per one ten-thousandth of a share of Series D Preferred Stock, subject to certain anti-dilution adjustments (the “Purchase Price”). Pursuant to the adjustment mechanism set forth in Section 11.15 of the Rights Plan and upon the effectiveness of the Reverse Split, the number of Rights associated with each share Common Stock was proportionately increased so that each share of Common Stock after effectiveness of the Reverse Split is accompanied by ten Rights.

The foregoing is a summary only of certain terms and conditions of the Rights Plan and is qualified in its entirety by reference to (i) the Tax Benefit Preservation Plan, dated as of August 5, 2011, between the Registrant and Computershare, which is filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated August 5, 2011 and is incorporated herein by reference, and (ii) the Amendment to Tax Benefit Preservation Plan, dated as of August 1, 2014, between the Registrant and Computershare, which is filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated August 1, 2014 and is incorporated herein by reference.

Item 2. Exhibits.

1.	Tax Benefit Preservation Plan, dated as of August 5, 2011, between the Registrant and Computershare, which includes the Form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Stock as Exhibit C (incorporated herein by reference to Exhibit 4.1 of the Current Report on Form 8-K of the Registrant dated August 5, 2011).

2.	Amendment to Tax Benefit Preservation Plan, dated as of August 1, 2014, between the Registrant and Computershare (incorporated herein by reference to Exhibit 4.1 of the Current Report on Form 8-K of the Registrant dated August 1, 2014).

SIGNATURE

Pursuant to the requirements of Section l2 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

RENTECH, INC.

Date: August 26, 2015	By:	/s/ Colin Morris
Colin Morris
Senior Vice President and General Counsel

.